EXHIBIT 99.1

[Six Flags, Inc. logo]                                                     NEWS
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FOR        SIX FLAGS, INC
CONTACT:   Deborah Nauser, Vice President Public Relations
           (405) 475-2500 ext. 288

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                           SIX FLAGS ENDS SALE PROCESS

                            APPOINTS MARK SHAPIRO CEO

            JACK KEMP, HARVEY WEINSTEIN AND MICHAEL KASSAN JOIN BOARD


NEW YORK, NY -December 14, 2005--Six Flags, Inc. (NYSE: PKS) announced today that the deadline for submission of final bids in its sale process has passed without any formal bids being received. The board of directors has unanimously ended the sale process.

Six Flags also announced the appointment of Mark Shapiro as President and Chief Executive Officer, effective immediately. This appointment follows the mutual decision of the board of directors and Kieran Burke to terminate the employment of Mr. Burke as Chief Executive Officer, President and Chief Operating Officer. As expected, concurrent with his appointment as Six Flags CEO, Mr. Shapiro resigned his position as CEO of Red Zone LLC, a private investment firm founded by Mr. Snyder.

Daniel M. Snyder, Chairman of the Board, said, "With the sale process over, Mark Shapiro will focus on implementing new operational strategies that will help to maximize stockholder value in the long term. We recognize the Company's significant debt load and the effect that such debt has on any transaction involving the Company. We are committed to bringing the debt load to a more appropriate level."

"I am thrilled to now have the opportunity to revive Six Flags and implement the strategy we believe will unlock value for all stockholders," said Mark Shapiro.

Six Flags' board of directors also unanimously voted to add Jack Kemp, Harvey Weinstein and Michael Kassan as directors.

Mark Shapiro, 35, served as the Executive Vice President, Programming and Production of ESPN, Inc. from September 2002 to October 2005. From July 2001 to September 2002, he served as Senior Vice President and General Manager, Programming at ESPN. Prior to July 2001, he was Vice President and General Manager of ESPN Classic and ESPN Original Entertainment. Since October 1, 2005, Mr. Shapiro has served as Chief Executive Officer of Red Zone LLC.

                                    --more--

Jack F. Kemp, 70, is the chairman of Kemp Partners, a strategic consulting firm he founded in July 2002. He has served as a director of Oracle Corporation since December 1996 and previously served as a director of Oracle Corporation from February 1995 until September 1996. From July 2004 to February 2005, Mr. Kemp was a Co-Chairman of FreedomWorks Empower America, a non-profit grassroots advocacy organization. From January 1993 until July 2004, Mr. Kemp was Co-Director of Empower America, which merged with Citizens for a Sound Economy to form FreedomWorks Empower America. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1993. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Hawk Corporation, IDT Corporation, CNL Hotels and Resorts, Inc. and InPhonic, Inc.

Harvey Weinstein, 53, is the Co-Chairman of The Weinstein Company, a multi-media company that officially launched on October 1, 2005. In 1979, Mr. Weinstein and his brother founded Miramax Films, which has released some of the most critically acclaimed and commercially successful independent feature films, including The Aviator, Finding Neverland, Chicago, Gangs of New York, Shakespeare in Love, Good Will Hunting, Pulp Fiction and My Left Foot. In 2004, Mr. Weinstein was named a Commander of the Order of the British Empire by Queen Elizabeth II in recognition of his contribution to the British film industry. Mr. Weinstein has also produced several award winning shows on Broadway and around the world, including The Producers, Gypsy, La Boheme, Wonderful Town and this season's All Shook Up, Sweet Charity and Dirty Rotten Scoundrels.

Michael E. Kassan is an internationally recognized leader in the area of media, advertising and entertainment. Mr. Kassan is and has been a strategic/brand development consultant to brands and companies such as Unilever, The Walt Disney Company, Sony Pictures Television International, Chrysler, The Home Depot, Microsoft XBOX and Bear Stearns (Constellation Ventures). Previously, Mr. Kassan served as the President/Chief Operating Officer and Vice-Chairman of Initiative Media Worldwide, a division of The Interpublic Group of Companies, at the time, the largest and most diversified media management company in the world. While there, he was the architect of the firm's international expansion and helped grow media billings from $1.5 billion to over $10 billion. Mr. Kassan was counsel to the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro and has also served as President and Chief Operating Officer of International Video Entertainment (Artisan Entertainment). Mr. Kassan has been a director and advisor to the Board of the Hollywood Radio and Television Society and the Commission on California State Government Organization and Economy. He also has been Chairman of the Senate Select Committee on the Entertainment Industry in California and, in 1998, was elected to the Board of the American Advertising Federation. Mr. Kassan has also been a director of H.E.L.P Group, Big Brothers of Los Angeles, Stephen S. Wise Temple and Skirball Cultural Center.

Six Flags, Inc. is the world's largest regional theme park company.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the costs of reviewing and responding to the unsolicited offer and consent solicitation, and other impacts of the proposed offer on Six Flags' operations. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risks of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Business - Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2004, which is available free of charge on Six Flags' website at www.sixflags.com


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